ARHAUS APPOINTS MICHAEL RENGEL AS CHIEF MERCHANDISING OFFICER BOSTON HEIGHTS, Ohio (February 12, 2026)—Arhaus, Inc. (“Arhaus” or the “Company”) (NASDAQ: ARHS), a growing lifestyle brand and omni-channel retailer of premium artisan-crafted home furnishings, announced that Michael Rengel has been appointed Chief Merchandising Officer, effective February 23, 2026. In this role, Michael will lead Arhaus’ merchandising and product strategy across furniture and décor categories, supporting the Company’s continued focus on assortment differentiation, product leadership, and disciplined growth. Michael will report to John Reed, Founder and Chief Executive Officer, and will oversee Product Development and Merchandising. Michael brings more than 25 years of experience across merchandising, product and brand development, and sourcing. Most recently, he served as the Chief Merchandising Officer of Phoenix Retail (formerly known as Express), where he played a key role in strengthening product strategy, improving inventory discipline, enhancing profitability, and supporting more profitable marketing spend. John Reed, Founder and Chief Executive Officer, said: “Michael is a proven merchant leader and operator with deep expertise in product strategy, assortment architecture, and building assortments that resonate with customers. As we continue to build on our differentiated model rooted in artisan craftsmanship, timeless design, and a highly personalized service experience, Michael will be instrumental in strengthening cross-functional collaboration, elevating our product strategy, and shaping the next chapter of our growth.” Michael Rengel, Chief Merchandising Officer, said: “I have long admired Arhaus’ commitment to artisan craftsmanship, enduring design, and a highly personalized client experience. I look forward to partnering with the talented team to build on that foundation by deepening our product leadership, strengthening cross-functional collaboration, and supporting sustainable, long-term growth.” About Arhaus Founded in 1986, Arhaus is a growing lifestyle brand and omni-channel retailer of premium home furnishings. Through a differentiated proprietary model that directly designs and sources products from leading manufacturers and artisans around the world, Arhaus offers an exclusive assortment of heirloom quality products that are sustainably sourced, lovingly made, and built to last. With more than 100 Showroom locations across the United States, a team of interior designers providing complimentary in-home design services, and robust online and eCommerce capabilities, Arhaus is known for innovative design, responsible sourcing, and client-first service. For more information, please visit Arhaus.com. Investor Contact: Tara Atwood-Saja Vice President, Investor Relations invest@arhaus.com Media Contact: Hannah Wickberg Associate Director of Public Relations press@arhaus.com